EXHIBIT 23.2


                                AUDITOR'S CONSENT

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the Cyber-Care, Inc. 1996 Employee Stock Option Plan, Cyber-Care, Inc. 1996 Officers' and Directors' Plan, Cyber-Care, Inc. 1999 Incentive Stock Option Plan as Amended, Cyber-Care, Inc. Amended and Restated Directors' and Executive Officers' Stock Option Plan and the Cyber-Care, Inc. Retirement Savings Plan and Trust and to the incorporation by reference therein of our report dated February 24, 2000, with respect to the consolidated financial statements of Cyber-Care, Inc. included in its Form 10-KSB for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


/S/ Ernst & Young LLP

ERNST & YOUNG LLP

February 2, 2001